EXHIBIT 99.1

NORTH PITTSBURGH SYSTEMS, INC.

4008 GIBSONIA ROAD

GIBSONIA, PA 15044-9311

Contact: Harry R. Brown	Phone: (724) 443-9456	Fax: (724) 443-9431

FOR IMMEDIATE RELEASE

NORTH PITTSBURGH SYSTEMS, INC.

REPORTS FIRST QUARTER 2003 EARNINGS

April 28, 2003, Gibsonia, Pennsylvania - North Pittsburgh Systems, Inc. [NASDAQ:NPSI] today announced net income of $3,478,000, or $.23 per share, on operating revenues of $25,120,000 for the first quarter of 2003. This compares to net income of $3,246,000, or $.22 per share, on operating revenues of $23,154,000 for the comparable period last year. NPSI’s President, Harry R. Brown, stated that the increase in earnings was attributable primarily to the continued growth in revenues and income of the Company’s Competitive Local Exchange Carrier (CLEC), an increase in equity income recorded from the Company’s limited partner interest in three cellular partnerships and a reduction in net interest expense as a result of the further strengthening of the Company’s balance sheet, with total debt outstanding having decreased $20,216,000, or 40.2%, since March 31, 2002.

Mr. Brown stated that operating revenues increased $1,966,000, or 8.5%, in the 2003 first quarter versus first quarter 2002. The increase was principally the result of the aggressive pursuit of new customers through the Company’s CLEC operations as well as the expansion of enhanced services, such as Digital Subscriber Line (“DSL”), vertical features and high-capacity data lines, offset by reductions in directory advertising revenues and equipment sales.

Operating expenses for the first quarter of 2003 increased $2,410,000, or 14.1%, over the comparable prior year period. As with other businesses, the Company has experienced significant increases in both pension expense and healthcare insurance premiums. In addition, variable costs have increased at the Company’s CLEC in association with its revenue growth and its depreciation expense has also increased due to a higher asset balance.

The increase in variable costs and depreciation expense should not be viewed negatively, Mr. Brown explained. The Company now has more than 37,450 CLEC access line equivalents installed as well as 8,121 DSL lines sold across all subsidiaries. CLEC access line equivalents and consolidated DSL lines have grown 81% and 49%, respectively, over the last twelve months. The significant investments made to implement a CLEC edge-out strategy and to expand broadband capabilities at all subsidiaries are continuing to be a growth engine in producing increases in revenues. He added that with the completion of NPSI’s substantial five-year capital improvements program, the Company is exceptionally well positioned to provide the services, which existing and new customers will demand, and to take advantage of opportunities which will arise, all while being able to maintain a modest level of capital expenditures.

As for other matters, Mr. Brown advised that North Pittsburgh Telephone Company (NPTC), the Company’s Incumbent Local Exchange Carrier (ILEC), was experiencing the growth deceleration that other ILECs are currently experiencing. Mr. Brown also advised that, in response to decreases in service level activities, the Company had instituted a workforce reduction program in April of 2003. This program consists of both layoffs and early retirement incentives and affects only the NPTC subsidiary. The Company expects that the NPTC workforce will be reduced by approximately 36 people, or 15%, if the maximum number of eligible persons accept the early retirement package. The Company believes that there will be no material effect on its cash flow for the full year 2003 as prospective payroll and insurance reductions should offset the severance obligations. However, the Company does expect to incur non-cash curtailment charges associated with the acceleration of pension and postretirement healthcare obligations of between five to seven cents a share, based on preliminary projections, if the maximum number of early retirement packages are accepted. All charges are expected to be recorded in the second quarter of 2003 whereas the benefits of reduced payroll and insurance costs will be experienced in subsequent quarters.

Mr. Brown concluded his remarks by stating that the Company has been able to use its cash flows from operations and cash reserves to significantly pay down debt, to internally finance 100% of the capital additions made over the last seven quarters and to reward shareholders with a dividend yield that is consistently among the highest in the ILEC sector. He said that management is confident it has taken the steps necessary to preserve the strong operating margins and cash flows at NPTC by right sizing the workforce to better align operating costs with the current market conditions and financial objectives. The Company will continue to focus and execute upon its core strengths, which include robust ILEC and CLEC networks, the ability to provide advanced broadband capabilities to over 99% of its customers, a strong market presence with nearly a 100 year history and a continued focus on customer service and quality of service.

North Pittsburgh Systems, Inc. has total assets of $148 million and operates an integrated high-technology telecommunications business in Western Pennsylvania providing competitive and local exchange services, long distance, business phone systems and Internet services through its subsidiaries, North Pittsburgh Telephone Company, Penn Telecom, Inc. and Pinnatech, Inc. (Nauticom). The Company serves approximately 76,300 access lines in its franchised local exchange territory and 37,450 access line equivalents in its CLEC edge-out markets.